                                                                EXHIBIT 10 (kkk)


                            STOCK PURCHASE AGREEMENT


              THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of February 5, 1993, by and among TSC Holdings, Inc., a Delaware corporation ("Seller"), the holder of all of the issued and outstanding shares of capital stock of Favorite Foods, Inc., a California corporation (the "Company"), and The Morningstar Group Inc., a Delaware corporation ("Buyer").


                                    RECITALS

              A. Seller owns all of the issued and outstanding shares of capital stock of the Company (the "Shares").

              B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, for the consideration and on the terms and conditions set forth in this Agreement.


                              TERMS AND CONDITIONS

              NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

              1.      Sale and Purchase of Shares.

                      1.1 Agreement to Sell. Upon the terms and subject to all of the conditions contained herein, Seller hereby agrees to sell, assign, transfer and deliver to Buyer on the Closing Date (as defined in Section 2.5 hereof), and Buyer hereby agrees to purchase and accept from Seller on the Closing Date, the Shares.

              2.      Purchase Price and Payment Thereof.

                      2.1 Purchase Price. The aggregate purchase price for the Shares being purchased pursuant to Section 1.1 shall be Twenty-Seven Million, Four Hundred Fifty Thousand Dollars ($27,450,000) (the "Closing Price") plus that amount (the "Adjustment Amount"), which may be a positive or a negative number, as determined pursuant to Section 2.2 hereof. The




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
Closing Price, increased or decreased, as the case may be, by the Adjustment Amount is referred to as the "Purchase Price".

                      2.2 Calculation of Adjustment Amount. Buyer shall prepare and deliver, within ninety (90) days following the Closing Date, to Seller, an unaudited statement of net assets of the Company as of the Closing Date (the "Closing Statement"), in the form of the unaudited statement of net assets for December 31, 1992, which Buyer has received from Seller (the "Year End Statement"). In addition, Buyer shall prepare and deliver a calculation of the Adjustment Amount, if any, payable by Buyer or Seller, as the case may be, under Section 2.3.2 (the "Payment Calculation"), which calculation shall be based on the working capital accounts shown on both the Closing Statement and the Year End Statement. Buyer shall prepare the Closing Statement on a basis consistent with generally accepted accounting principles ("GAAP"), except as set forth in Schedule 2.2. Seller and its representatives shall be entitled to review the work papers, schedules, memoranda and other documents used in preparing the Closing Statement or the Payment Calculation. In the event that Seller shall in good faith disagree with the Closing Statement and the Payment Calculation, Buyer and Seller shall, during the sixty (60) days after delivery to Seller of the Closing Statement and Payment Calculation, negotiate in good faith to resolve any disagreements with respect thereto. If at the end of such 60-day period no resolution is reached, such disagreements shall be resolved by a nationally recognized firm of independent accountants agreed upon by Buyer and Seller, which determination shall be conclusive, binding and non-appealable by the parties. The fees and disbursements of such firm of independent public accountants shall be divided and paid equally by Seller and Buyer.

                      2.3 Payment of Purchase Price. The Purchase Price is payable as follows:

                               2.3.1 Payment at Closing.  At the Closing Date
(defined below), Buyer shall pay the Closing Price by wire transfer in immediately available funds to such account as shall be specified by Seller.

                               2.3.2  Payment of Adjustment Amount.


                               (a)     If the Net Working Capital (defined
below) shown on the Closing Statement shall be less than





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Three Million, Three Hundred Fifty-Five Thousand Dollars ($3,355,000), Seller
shall pay to Buyer an amount equal to the difference between such Net Working Capital and $3,355,000, together with interest on such amount at a rate of 6% per annum payable from the Closing Date until the date the Adjustment Amount is paid, such payment to be made within two (2) business days after the final determination of the Adjustment Amount according to Section 2.2 hereof by wire transfer in immediately available funds to an account designated by Buyer.

                               (b)     If the Net Working Capital shown on the
Closing Statement shall be greater than $3,355,000, Buyer shall pay to Seller an amount equal to the difference between such Net Working Capital and $3,355,000, together with interest on such amount at a rate of 6% per annum payable from the Closing Date until the date the Adjustment Amount is paid, such payment to be made within two (2) business days after the final determination of the Adjustment Amount according to Section 2.2 hereof by wire transfer in immediately available funds to an account designated by Seller.

                               (c)     Net Working Capital shall mean for the
purposes of this Agreement total current assets less total current liabilities, calculated on a basis consistent with GAAP in accordance with the historical accounting practices applied by the Company; provided, however, that Buyer acknowledges that prior to Closing, Seller shall have the right, at its option, to withdraw all or any portion of cash balances held by the Company prior to Closing even if such withdrawal results in an increase in Seller's obligation to make a payment under Section 2.3.2(a).

                      2.4 Delivery of Purchased Shares. At the Closing (defined below), Seller shall deliver or cause to be delivered to the Buyer stock certificates representing the Shares duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

                      2.5 Closing Date. The closing ("Closing") of the transactions contemplated by this Agreement shall take place at the offices of Nestle USA, Inc., 800 North Brand Boulevard, Glendale, California at such date and time as may hereafter be agreed upon in writing by all parties hereto (the "Closing Date"), but the parties hereto will use their reasonable best efforts to close no later than March 31, 1993.





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              3.      Seller and Company Representations and Warranties.
Seller represents and warrants to Buyer as follows:

                      3.1 Authority. The Company has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has been conducted. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                      3.2 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 3.2, which are the only jurisdictions in which such qualification or authorization is required by law and in which the failure so to qualify or be authorized could have a material adverse effect on the business or properties of the Company. No other jurisdiction has claimed, in writing or otherwise, that the Company is required to qualify or otherwise be authorized as a foreign corporation therein and, except as set forth on
Schedule 3.2, the Company does not file franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. The Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions set forth on Schedule 3.2. The Company is duly qualified to conduct intrastate business and is in good standing in all jurisdictions in which it owns or leases property or conducts business, and in which the failure to qualify could have a material adverse effect upon its business or properties.

                      3.3      Capital Stock.

                               3.3.1  Outstanding Stock.  The Company is
authorized to issue (i) 15,000 shares of common stock, no par value per share, of which 6,000 are issued and outstanding; and (ii) 20,000 shares of preferred stock, no par value per share, of which 0?- are issued and





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outstanding, all of which outstanding Shares are owned by Seller.  No other class of capital stock of the Company is authorized or outstanding. All of the Shares are duly authorized and are validly issued, fully paid and nonassessable.

                               3.3.2  Title to Purchased Shares.  Seller owns
the Shares beneficially and of record, free and clear of any lien, option or other encumbrance and, upon delivery of any payment for such Shares as herein provided, Seller will convey to Buyer good and valid title thereto, free and clear of any lien or other encumbrance.

                      3.4 Options or Other Rights. There are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options, conversion rights, commitments or other agreements of any kind to purchase or otherwise to receive from the Company any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock, including the Shares, or any other security of the Company, and there is no outstanding security of any kind convertible into such capital stock, including the Shares.

                      3.5      Title to Assets.  Except as set forth in
Schedule 3.5 attached hereto, the Company has good title to all assets (other than Real Property), including, without limitation, all assets shown on the Year End Statement (referred to in Section 3.6), free and clear of all mortgages, liens, leases, pledges, encumbrances, and restrictions other than
(i) liens, if any, for personal property taxes and assessments not yet due and payable, (ii) liens, leases, pledges, encumbrances and restrictions incurred in the ordinary course of business, none of which are material, individually or in the aggregate; or (iii) inventories or assets sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice.

                      3.6      The Company's Financial Condition.

                               3.6.1  The Company's Asset and Revenue
Statements. The Company shall have delivered to Buyer: (i) the Year End Statement, and the unaudited statements of profit and loss and cash flows for each of the fiscal years 1989, 1990, 1991, and 1992, attached hereto as
Schedule 3.6. Such financial statements and notes fairly present the financial condition and results of operations of the Company as at the respective dates thereof and for the periods





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therein referred to, all in accordance with international accounting standards applicable to a Swiss corporation. Except as set forth in Schedule 3.6 hereto the financial statements referred to in this Section also have been prepared in accordance with generally accepted accounting principles ("GAAP") and reflect the consistent application of such accounting principles throughout the periods involved.

                               3.6.2  Absence of Certain Changes.  Except as
set forth in Schedule 3.6.2 and except for transactions or changes which would not materially and adversely affect the Company's business taken as a whole, since the date of the Company's Year End Statement there has not been: (i) any transaction not in the ordinary course of the Company's business; (ii) any material change in the Company's accounting methods or practices (including, but not limited to, any change in depreciation or amortization policies or rates); (iii) any sale or transfer of any of the assets of the Company or any cancellation of any debts, claims or contracts, except in the ordinary course of business and consistent with past practice; (iv) any amendment or termination of any lease, or other material contract, purchase order or other agreement to which the Company is a party; (v) any purchase by the Company of Fixed assets, including Real Property in excess of an aggregate of $100,000;
(vi) any other currently known event or condition that, individually or in the aggregate, could reasonably be expected to materially impair the condition (financial or otherwise), results of operations, properties or business of the Company; or (vii) any agreement, in writing or otherwise, by the Company to do any of the things described in any of the preceding subsections (i) through
(vi).

                               3.6.3  No Undisclosed Liabilities.  The Company
has no liabilities or obligations of any nature (contingent, absolute, direct, indirect, matured, unmatured, accrued or otherwise) except (i) liabilities which are fully reflected or reserved against in the Year End Statement (which reserves are appropriate and reasonable); (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Year End Statement; (iii) liabilities set forth in Schedule 3.6.3 hereto; and (iv) liabilities which are not required by GAAP to be reflected on the Year End Statement or the Closing Statement, which individually or in the aggregate, would not materially and adversely affect the Company's business taken as a whole. The Company has no liabilities with respect to intercompany indebtedness between the Seller and its





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affiliates and the Company.

                      3.7 Minute Books and Stock Transfer Records. The minute books and stock transfer records of the Company, all of which will be made available to Buyer upon request, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the sole stockholder and the Board of Directors of the Company, and no meetings of any such stockholder or the Board of Directors have been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be tendered to Buyer.

                      3.8      Compliance with Laws.  Except as set forth in
Schedule 3.8A, the Company has, and on the Closing will have, complied in all material respects with all laws, orders and regulations of any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over it or its operations, the violation of which would have a material and adverse effect on the business of the Company. Except as set forth on Schedule 3.8A, the Company has complied in all material respects with all laws, orders and regulations of any governmental department, commission, board, agency or instrumentality having jurisdiction over its operations with respect to dairy effluent produced by its operations, the violation of which would have a material and adverse effect on the business of the Company. The Company has all governmental permits and approvals from state, federal or local authorities which are required for the Company to operate the business, except for those the absence of which would not have a material adverse effect on the business of the Company.

                      3.9 Condition of Assets. The buildings, plants, structures and equipment of the Company are in good operating condition and repair and are adequate for the uses to which they are currently being put, normal wear and tear and age taken into account, and such buildings, plants, structures and equipment are adequate for the Company to operate as it has in the past.

                      3.10 No Brokerage or Finder's Fees. Except as set forth in Schedule 3.10, neither the Company nor Seller has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement for which the Buyer or the Company would be responsible.





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                      3.11     No Violation.  Except as set forth in Schedule
3.11, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly: (i) contravene, conflict with or result in a violation of any of the provisions of the current articles of incorporation or the Bylaws of the Company; (ii) contravene, conflict with or result in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other governmental body to which the Company may be subject; or (iii) contravene, conflict with or result in a violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, license, permit or authorization to which the Company is a party or under which the Company has any rights, or by which the Company may be bound.

                      3.12 Consents to Assignment. No consent, approval or other action of any third party is required to be obtained by the Company or Seller in connection with the transactions contemplated in this Agreement,
except as set forth in Schedule 3.12 attached hereto.   Consents shall be
obtained by the Company or Seller prior to the Closing except as is otherwise provided in Section 5.2.4 and except that Seller shall not be required to obtain any consent relating to any natural gas supply contract.

                      3.13 No Litigation. Except as set forth in Schedule 3.13, there are no legal, administrative, arbitration or other proceedings, or claims, actions, disputes or investigations pending or threatened against the Company. The Company has not received notice of any asserted material breach or violation of any contract, commitment or restriction to which the Company is a party or by which it is bound. Schedule 3.13 also contains a list of all workman compensation claims filed by Company employees and general liability (which for this purpose will exclude product liability) claims arising out of the Company's business during the two (2) years ended December 31, 1992.

                      3.14     Benefit Plans.

                               3.14.1  Plans.  Except as set forth in Schedule
3.14.1 there are no Plans (as herein defined) in which any





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employees of the Company participate.  As used herein, the term "Plan" shall include (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) any written profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement; (iii) any written plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs; or (iv) any written employment agreement. All Plans shall be listed on Schedule 3.14.1. For purposes of this Agreement, "ERISA Affiliate Plan" is any "employee benefit plan" within the meaning of Section 3(3) of ERISA which is (a) subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), (b) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"), (c) a multiple employer plan within the meaning of Section 4063(a) of ERISA or (d) a "group health plan" within the meaning of Section 5000(b) of the Code which is subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), sponsored, maintained, contributed to or obligated to be contributed to by Nestle U.S.A., Inc., Seller, the Company or any trade or business (whether or not incorporated) which are under common control, or are treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate").

                               3.14.2  Multiemployer Plan.  Except as set forth
in Schedule 3.14.2, the Company has not contributed, or been obligated to contribute, to any Multiemployer Plan.

                               3.14.3  Compliance.  To the best of Seller's
knowledge, each Plan which is an "employee benefit plan", as defined in Section 3(3) of ERISA, complies in all material respects with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

                               3.14.4  Reports.   All reports, forms and other
documents required to filed with any government entity with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate in all material respects.





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                               3.14.5  Liability.  The Company has no liability
nor is it threatened with any liability whether directly or as a result of joint and several liability among the controlled group as determined under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (i) for the termination of any single employer plan under Section 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) or any excise taxes imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (iv) to a fine under Section 502 of ERISA, or (v) for a transaction within the meaning of
Section 4069 of ERISA.

                               3.14.6  All of the Plans and ERISA Affiliate
Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                               3.14.7  Withdrawal Liability.  The Company has
not incurred any withdrawal liability with respect to any Multiemployer Plan within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject the Company to any controlled group liability under Section 4001(b) of ERISA. The Company is not subject to any current liabilities with respect to withdrawals from any Multiemployer Plan as a member of Seller's controlled group under Section 4001(b) of ERISA.

                               3.14.8  Copies.  True, correct and complete
copies of all documents creating or evidencing any Plan listed in Schedule
3.14.1 have been made available to Buyer.

                      3.15 Real Property. The Company maintains such interests in real property as are listed on Schedule 3.15 (collectively "Real Property"). Schedule 3.15A contains a complete and accurate legal description of each parcel of real property owned by the Company and included in the Real Property; the Company has previously furnished to Buyer copies of such deeds and recorded instruments by which the Company acquired such Real Property.
Schedule 3.15B contains a description of each leasehold interest in real property of the Company and included in the Real Property; all of the leases pertaining to properties described in such Schedule are valid and subsisting and in full force and effect, and the Company has not received notice of any





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default or event that, with notice or lapse of time, or both, would constitute a default by the Company under any of these leases.  Except as set forth in
Schedule 3.15, the Company has good title in fee simple to all owned real property included within the Real Property, free and clear of all mortgages, deeds of trust, encumbrances, liens and charges of every kind and character, except (i) liens for current taxes not yet due and payable and (ii) covenants, conditions, restrictions, rights, rights of way, easements and other matters which do not materially adversely affect or restrict the current use of the Real Property.

                      3.16 Insurance. Schedule 3.16 attached hereto contains an accurate and complete description of the types of material policies of fire, liability, workers' compensation and other forms of insurance currently in force under which the Company, its properties or any of its officers, directors or employees are insured.

                      3.17 Equipment Leases. The machinery, equipment, furniture, leasehold improvements, fixtures, related capitalized items and other tangible property which are material to the business of the Company are, and on the Closing Date will be, owned by the Company, except as otherwise indicated on Schedule 3.17. For purposes of this Section 3.17, tangible personal property shall not be considered material to the business of the Company if it is leased pursuant to a lease which may be cancelled on ninety
(90) days notice or less without penalty or if it is subject to payment of not more than $100,000 prior to termination.

                      3.18     Intellectual Property.  Schedule 3.18 sets forth
(i) patents, trademark registrations, common law trademarks, service mark registrations, trade names, and copyright registrations and all applications therefor which are owned or used by the Company (other than in co-packing or similar arrangements) and which are material to the business of the Company (collectively, the "Intellectual Property"); and (ii) agreements licensing technology, know-how, processes, trade secrets, or other proprietary rights material and necessary to the business of the Company. The Company is licensed by Societe Des Produits Nestle SA ("SPN") to use certain Intellectual Property.

                      All rights to Intellectual Property are and on the Closing Date will be owned by SPN, NESTEC and/or Company. Certain Intellectual Property (and related goodwill) shall be the subject of the Purchase and Sale Agreements and licensing arrangements between SPN or NESTEC (as the case





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may be) and Buyer described in Section 8.1.9 of this Stock Purchase Agreement.

                      Any and all right, title and interest in and to Intellectual Property not owned by SPN or NESTEC are owned by the Company, and such Intellectual Property is free and clear of all liens, security interests, charges, or encumbrances. Schedule 3.18.A is an accurate and complete listing of all trademark registrations relating to Intellectual Property (except for the trademark CARNATION). There is no opposition, invalidation, or cancellation proceeding, and the Company has not received notice that any such action is threatened with respect to Intellectual Property which is the subject of such trademark registration. With the exception of any common law trademarks included in Schedule 3.18, all trademarks have been registered and are currently in compliance with the formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use) and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                      It is the parties' intention that, after the Closing, Buyer shall possess all of the Company's prior trade dress rights associated with the current products sold by the Company (other than (i) those products which are or were the subject of co-packing or similar arrangement and (ii) those products utilizing any trademark licensed to Buyer in connection with this Agreement). Seller agrees to take such reasonable steps, if any, after the Closing, necessary to transfer to Buyer such trade dress rights.

                      3.19 Condition of Accounts Receivable. The accounts receivable of the Company net of reserves that are reflected on the Year End Statement of the Company or the Closing Statement (i) have arisen in the ordinary course of business, and (ii) represent or will represent valid and bona fide obligations due to the Company.

                      3.20 Inventory. The inventories of the Company consist of items of a quality and quantity usable or salable in the normal course of the business of the Company as heretofore conducted by it. As of the Closing Date, items of below standard quality and items not usable in the ordinary course of the business of the Company will have been written down in value in accordance with good business practice to estimated net realizable market values. The inventory of the Company as of the date of the Year End





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Statement and the Closing Statement was, and on the Closing Date will have been, acquired in the ordinary course of business. The values of the inventory carried on the Year End Statement are, and the value of the inventory to be reflected on the Closing Statement will be, at the lower of first-in, first-out cost or market of such inventory.

                      3.21 Capital Projects and Expenditures. All capital projects and capital expenditures undertaken by the Company, or to which the Company is committed, which have not been completed by the date hereof and which involve an expected expenditure on or after the Closing Date to complete of more than $100,000 are set forth in Schedule 3.21 attached hereto.

                      3.22 Subsidiaries. At the Closing Date, the Company will not, directly or indirectly, own any stock or other equity interest in any other person or entity.

                      3.23 Environmental Conditions. Except as set forth on Schedule 3.23 attached hereto, to the best of Seller's knowledge: (i) the Company has not deposited, stored or buried at, upon or under any of the Real Property described in Schedule 3.15A or the leased property described on
Schedule 3.15B (together the "Occupied Properties") any Hazardous Substances (as herein defined) other than those used, stored or disposed of in the ordinary course of business and reasonably necessary to conduct its business in the ordinary course, the transportation, use, storage and disposal of which comply in all material respects with applicable laws; (ii) there are no proceedings pending or, to the best of Seller's knowledge, threatened, against the Company, before any federal or state environmental protection board, agency or authority or before any court alleging violations of law involving Hazardous Substances or directly arising out of their use, storage, transportation or disposal by the Company; (iii) Seller has not received notice from any federal or state environmental protection board, agency or authority requiring the removal or cleanup of any Hazardous Substances from any of the Occupied Properties, or advising Seller of any search or investigation with respect thereto; and (iv) Seller has not discovered any conditions on real property adjacent to or in the vicinity of the Occupied Properties which cause the Occupied Properties to be subject to restrictions on occupancy under any state or federal law relating to Hazardous Substances. As used in this Section 3.23, the following terms shall have the following meanings: (x) "Hazardous Substances" shall mean flammable explosives,





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
radioactive materials, hazardous, toxic or dangerous wastes, petroleum or waste oil products, asbestos and urea formaldehyde; and (y) "knowledge" shall mean facts and circumstances actually known by the Company.

                      3.24 Compensation and Vacation Time. Attached hereto as Schedule 3.24 is (i) a list of the names, titles and annual compensation of each employee of the Company who, as of the Closing Date, is entitled to receive compensation in excess of $50,000 per annum; and (ii) the accrued vacation time of each such employee.

                      3.25 Bank Accounts. Attached hereto as Schedule 3.25 is a list of each financial institution in which the Company maintains an account or safety deposit box, the number of such account or safety deposit box, and the names of all persons holding check signing or withdrawal powers or other authority with respect thereto.

                      3.26     Suppliers, Distributors and Customers.  Schedule
3.26 lists, by dollar volume for the twelve (12) months ending on the date of the Year End Statement, (i) the five (5) largest suppliers of the Company and
(ii) the five (5) largest direct purchasers of the Company's products. In the last twelve (12) months no such supplier or customer of the Company has notified the Company in writing or otherwise that it has cancelled or otherwise terminated, or threatened in writing or otherwise to cancel or otherwise terminate, its relationship with the Company to the knowledge of Mr. Mark Mantey, General Sales Manager of the Company.

                      3.27     Material Contracts and Other Agreements.
Schedule 3.27 sets forth all of the following contracts and other agreements to which the Company is currently a party or by which it is bound: (i) contracts and other agreements with any current officer or director of the Company; (ii) contracts and other agreements with any labor union or association representing any employee; (iii) any contracts and other agreements between the Company and any person which relate to the sale, distribution or marketing of any of the products of the Company where the Company's sales pursuant to such contract in the twelve (12) month period ending on the date of the Year End Statement exceeded $100,000; (iv) material contracts and other material agreements pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (v) material contracts and other material agreements for the sale of any of its assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets;
(vi) joint venture agreements; (vii) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any person in any geographical area; (viii) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person; (ix) contracts and other agreements relating to the borrowing of money, other than those relating to the financing of automobiles or capital leases; (x) any other contracts or other agreements pursuant to which payments in excess of $50,000 have been made or which by their terms extend for terms longer than one hundred eighty (180) days and (xi) confidentiality agreements the violation of which would have a material and adverse effect upon the Company. There have been made available to Buyer true and complete copies of all of the contracts and other agreements set forth on
Schedule 3.27. Except as set forth on Schedule 3.27, all of such contracts and other agreements are valid and binding upon the Company. Except as set forth on Schedule 3.27, the Company is not in default in any material respect under any such contracts or agreements, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder in any material respect. For purposes of this Section 3.27, a contract or other agreement shall not be considered material if (i) it is a purchase order or invoice entered into in the ordinary course of business in accordance with past practices, (ii) is terminable on ninety (90) days notice or less without penalty or (iii) is subject to payment of not more than $100,000 prior to termination.

                      3.28     Tax Matters.

                               All Tax Returns which are or will be due and
required to be filed on or before the Closing Date by or on behalf of the Company (taking into account all extensions of time for filing granted by any applicable taxing authority) have been or will be timely filed by the Closing Date, except for Tax Returns the failure to file which would not, in any case or in the aggregate, have a material adverse effect on the Company. All Taxes shown to be payable on the Tax Returns referred to in this Section 3.28 have been timely paid and no other Taxes are payable by the Company for or with respect to the Periods covered by such Tax Returns, except for (i) Taxes the failure to pay which would not, in any case or in the aggregate, have a material adverse effect on the Company; and (ii) Taxes for which the liability is accrued on the Year End Statement or the

Closing Statement. Capitalized terms used in this Section 3.28 shall have the meaning ascribed to them in the Tax Matters Agreement attached hereto as Exhibit C.

                      3.29 Material Misstatements or Omissions. No representation or warranty of Seller or the Company contained in this Agreement or the Schedules attached hereto, and no document or certificate furnished or to be furnished to Buyer in connection herewith or with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

                      3.30 Affiliated Transactions. Schedule 3.30 hereto sets forth a general description of material services or material products provided by the Seller, or any affiliate of the Seller, to the Company in the ordinary course (including legal, administrative, purchasing, financial or other services). Except as set forth on Schedule 3.30 hereto, from and after the Closing Date, no agreement involving amounts to be paid by the Company to Seller or any affiliate of Seller for any products or services (including any charge for any administrative, purchasing, financial or other services) shall continue to be in force or effect or binding upon the Company or Buyer.

                      3.31 Inspection, Audits, etc. Schedule 3.31 sets forth a list of all governmental written inspection reports, audits, deficiency reports or letters or other written advice received by the Company or Seller during the last two years which concern violations of any laws, rules or regulations relating to health or occupational safety at the Company or any of its facilities.

                      3.32 Product Recalls and Withdrawals. Schedule 3.32 sets forth all recalls and withdrawals of the Company's products during the past three years.

              4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and the Company as follows:

                      4.1 Authority. This Agreement has been adopted, and its execution and delivery to Seller and the performance thereof have been duly authorized by the Board of Directors of Buyer, and no further action is necessary on the part of Buyer to make this Agreement valid and binding upon it.

                      4.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                      4.3 Brokerage or Finder's Fees. Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement for which Seller is obligated to pay.

              5. Seller's Covenants and Agreements. Seller hereby affords Buyer the following affirmative and negative covenants, thereby agreeing to do or not to do the following:

                      5.1 Cash Management. From the date hereof through the Closing Date, Seller will continue its ordinary course with respect to the Company of central corporate cash management, involving daily sweeps of the Company's accounts, which are invested for the benefit of, and all earnings and interest are payable to, Seller. Such practices shall in no event affect the Calculation of Adjustment Amount pursuant to Section 2.2, except to the extent a cash surplus or deficiency results in a working capital surplus or deficiency.

                      5.2      Conduct of Business.

                               5.2.1 Diligent Conduct.  Except as set forth on
Schedule 5.2.1, from the date hereof through the Closing Date, Seller will use its reasonable best efforts to ensure that the Company shall refrain from taking any action which would materially prevent or reduce its ability to (i) conduct its business diligently and in the ordinary course; (ii) preserve intact its business and marketing organization; (iii) retain in its employ all of its key employees; and (iv) preserve its relationships with its suppliers, customers, sales representatives, and others having business relations with it.

                               5.2.2 Capital Transactions.  From the date
hereof through the Closing Date, Seller will ensure that the Company shall not, without the prior written consent of Buyer, make commitments for capital expenditures in excess of an aggregate of $100,000; provided, however, that the Company may make expenditures in the event of any emergency without the prior written consent of Buyer.

                               5.2.3 Properties and Assets.  From the date
hereof through the Closing Date, Seller will ensure that the Company shall not, without the prior written consent of Buyer, sell or transfer any of the Real Property or its other material assets, cancel any debts or claims, or mortgage, pledge or subject to lien, charge or encumbrance of any kind (other than liens for taxes and assessments not delinquent) any of the Real Property or its other material assets, except in the ordinary course of business.

                               5.2.4 Contracts and Consents.  From the date
hereof through the Closing Date, Seller (i) will ensure that the Company shall not, without the prior written consent of Buyer, enter into, amend, or terminate any material contract or agreement to which it is a party, other than in the ordinary course of business and (ii) shall use its reasonable best efforts to obtain all consents listed on Schedule 5.2.4 hereto. To the extent Seller is unable to obtain any consents listed on Schedule 5.2.4, Seller will provide Buyer with the benefits of such contract through other means. For instance, if Seller is unable to provide Buyer with the benefits of any contracts listed on Schedule 5.2.4, Seller may obtain an alternative contract in substitution which is reasonably satisfactory to Buyer, or will provide Buyer with compensation for the loss suffered by Buyer as a result thereof. Buyer agrees to cooperate with Seller in obtaining such consents, substitute contracts, or compensation.

                               5.2.5 Insurance.  From the date hereof through
the Closing Date, the Company shall continue in force its insurance policies, as described in Schedule 3.16 or policies substantially equivalent thereto.

                               5.2.6 Compensation of Employees.  From the date
hereof through the Closing Date, the Company may, in the ordinary course of business and consistent with past practice, increase the compensation payable or to become payable to any of its officers, employees or agents, or make any bonus payment or similar arrangement with any such person.

                      5.3 Access and Information. Seller hereby agrees to provide to Buyer such monthly financial information regarding the Company as is delivered to Seller in ordinary course when such information becomes available after the date of this Agreement until the Closing Date. Prior to the Closing, the Company shall afford to Buyer and Buyer's counsel, accountants and other representatives, reasonable access to all of its properties, books, contracts, records, employees of the Company, and employees of Seller. Further Seller hereby agrees to advise Buyer promptly of any material adverse change in the business of the Company.

                      5.4      Disposition of Employee Benefit Plans.

                               (a)     Seller shall continue to maintain the
employee benefit plans set forth in Schedule 3.14.1 until the Closing Date; thereafter Seller shall treat the employees of the Company as terminated employees in accordance with the current terms and provisions of such plans; and

                               (b)     Seller shall continue to provide
disability and related health benefits to each employee or former employee of the Company who, as of the Closing Date, is receiving such benefits pursuant to any of Seller's disability plans.

              6.      Buyer's Covenants and Agreements.

                      6.1 Nondisclosure of Confidential Information of the Company. Prior to the Closing, Buyer agrees not to divulge, communicate, use to the detriment of Seller or the Company or for the benefit of any other person, partnership, corporation or other business entity, or misuse in any way, any confidential information or trade secrets of the Seller or the Company, including personnel information, secret processes, know-how, customer lists or other technical data. Buyer acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence provided, however, that Buyer may provide confidential information to such of its officers, directors, consultants, potential financial sources, employees and representatives as it may in good faith decide have a need for such information for the exclusive purpose of fulfilling Buyer's conditions to Closing provided, however, that all recipients of such information shall be bound by these provisions or any applicable confidentiality agreement to keep such information confidential.

                      Notwithstanding anything to the contrary contained in this Section 6.1, Buyer acknowledges that it remains bound by the terms of the confidentiality agreement heretofore signed by it and attached hereto as Exhibit A.

                      6.2      Employee Terminations.

                               (a)     Buyer agrees that if any current
non-union
employees of the Company are terminated, other than for cause, on or after the Closing Date, Buyer shall be responsible for paying to each such employee a severance benefit of two (2) weeks of compensation for each full year of employment with the Company, up to a maximum of six (6) months.

                               (b)     Buyer acknowledges that it shall be
Buyer's responsibility to provide any notice of layoff or plant closing that might be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

              7.      Termination of Agreement.

                      7.1 Termination After Scheduled Closing Date. Seller and Buyer will use their reasonable best efforts to effect the Closing on or before March 31, 1993. If the Closing does not occur on or before May 31, 1993, or such later date as the parties may have specified in writing pursuant to Section 2.5 hereof, after such date and at any time thereafter either Seller or Buyer may terminate this Agreement and abandon the transactions contemplated therein by written notice to the other.

                      7.2 Other Terminations. This Agreement also may be terminated by mutual written agreement signed by both parties.

                      7.3 Effect of Termination. A termination shall be effective as of midnight on the day the notice of termination pursuant to
Section 7.1 is received by the non-Terminating Party or as of the time and date specified in the termination agreement pursuant to Section 7.2, as the case may be (the "Termination Date"). From and after the Termination Date, this Agreement shall become void and shall have no further force or effect whatsoever, except that the provisions of Section 6.1 shall survive the termination and shall continue in full force and effect; and provided further that nothing in this Section 7 shall limit the ability of a party to seek appropriate legal or equitable remedies in the event of a breach of this Agreement by the other party hereto.


              8.      Conditions Precedent to Closing.

                      8.8 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to enter into this Agreement and to purchase the Shares hereunder is subject to the satisfaction or waiver by Buyer of each of the following conditions:

                               8.8.1 Correctness of Representations and
Warranties. There shall be no representation or warranty of Seller contained in this Agreement that is untrue or inaccurate in any material respect on the Closing Date. Buyer shall have received a certificate dated the Closing Date and executed by or on behalf of Seller and to the effect that all such representations and warranties are true and accurate in all material respects.

                               8.8.2 Performance of Covenants and Agreement.
There shall be no covenant or agreement of Seller contained in this Agreement and required to be performed before the Closing which has been breached in any material respect. Buyer shall have received a certificate dated the Closing Date and executed on behalf of Seller to the effect that there has been no such material breach of any such covenant or agreement.

                               8.8.3 Opinion of Seller's Counsel.  Buyer shall
have received from the General Counsel for Nestle USA, Inc., counsel for Seller, an opinion dated the Closing Date in a form reasonably satisfactory to Buyer. In rendering such opinion such counsel may rely on governmental advice, factual certificates, opinions of local counsel and such other matters as such counsel may deem reasonably appropriate and as are reasonably acceptable to Buyer's counsel. Such opinion may also contain such assumptions and qualifications as such counsel deems appropriate and as are reasonably acceptable to Buyer's counsel.

                               8.8.4 Good Title to Shares.  Seller shall have
transferred all the Shares to Buyer, free and clear of all liens, encumbrances or restrictions. No claim shall have been filed, made or threatened by any person or entity asserting that he or she is entitled to any part of the Purchase Price paid for the Shares.

                               8.8.5 No Prohibition of Transaction.  No
proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any order issued by, any governmental body to enjoin, restrain, prohibit or obtain substantial damages (i) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement; or (ii) which, in the reasonable judgment of Buyer, would have a materially adverse effect on the assets, liabilities, business prospects, results of operations or financial condition of the Company.

                               8.8.6 Compliance with Law.  The Company shall
have obtained any and all permits, approvals and consents of any governmental body which counsel for Buyer may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable legal requirements, including without limitation those specifically set forth on Schedule 8.1.6 and the filing required pursuant to the provisions of the Hart-Scott-Rodino Anti- Trust Improvements Act of 1976 ("HSR Act").

                               8.8.7 FIRPTA Affidavit.  Buyer shall have
received from Seller an affidavit declaring that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and Regulations issued thereunder.

                               8.8.8 Consents.  On or prior to the Closing
Date, Seller shall provide evidence of compliance with Section 5.2.4 (to the extent such compliance is required thereunder as of such date);

                               8.8.9 Sale and License of Trademarks.  Buyer and
SPN shall have entered into a trademark sale agreement substantially in the form of Exhibit B-1 attached hereto, pursuant to which SPN shall sell and Buyer shall purchase the trademarks set forth in such Exhibit and the goodwill related thereto. Buyer and Nestle Dairy Systems shall have entered into a trademark sublicense agreement substantially in the form of Exhibit B-2 attached hereto.

                               8.8.10 Tax Matters Agreement.  Buyer and Seller
shall have entered into a Tax Matters Agreement, substantially in the form of Exhibit C attached hereto.

                               8.8.11NonCompetition Agreement.  Nestle U.S.A.,
Inc. and Buyer shall have entered into a NonCompetition Agreement, substantially in the form of Exhibit D attached hereto (the "NonCompetition Agreement").

                      8.9 Conditions Precedent to Obligations of Seller. The Closing shall not take place unless all of the following conditions not waived by Seller are fulfilled:

                               8.9.1 Correctness of Representations and
Warranties. There shall be no representation or warranty of Buyer contained in this Agreement which is untrue or inaccurate in any material respect on the Closing Date. Seller shall have received a certificate dated the Closing Date and executed by Buyer to the effect that all such representations and warranties are true and accurate in all material respects.

                               8.9.2 Performance of Covenants and Agreement.
There shall be no covenant or agreement of Buyer contained in this Agreement and required to be performed before the Closing which has been breached in any material respect. Seller shall have received a certificate dated the Closing Date and executed by Buyer to the effect that there has been no such material breach of any such covenant or agreement.

                               8.9.3 Opinion of Buyer's Counsel.  The Company
shall have received from John Clarson, General Counsel for Buyer, an opinion dated the Closing Date, in a form reasonably satisfactory to Seller. In rendering such opinion such counsel may rely on governmental advice, factual certificates, opinions of local counsel and such other matters as such counsel may deem reasonably appropriate and as are reasonably acceptable to Seller's counsel. Such opinion may also contain such assumptions and qualifications as such counsel deems appropriate and as are reasonably acceptable to Seller's counsel.

                               8.9.4 No Litigation, Etc.  No suit, action,
arbitration, legislation or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Buyer, Seller or the Company in relation to or affecting consummation of the transactions contemplated by this Agreement.

                               8.9.5 Sale and License of Trademarks.  Buyer and
SPN shall have entered into a trademark purchase agreement substantially in the form of Exhibit B-1 attached hereto, pursuant to which SPN shall sell and Buyer shall purchase the trademarks set forth in such Exhibit and the goodwill related thereto. Buyer and Nestle Dairy Systems shall have entered into a trademark sublicense agreement substantially in the form of Exhibit B-2 attached hereto.

                               8.9.6 Tax Matters Agreement.  Buyer and Seller
shall have entered into a Tax Matters Agreement, substantially in the form of Exhibit C attached hereto.

                               8.9.7 NonCompetition Agreement.  Nestle U.S.A.,
Inc. and Buyer shall have entered into the NonCompetition Agreement.

                               8.9.8 Compliance with Law.  Buyer shall have
obtained any and all permits, approvals and consents of any governmental body which counsel for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable legal requirements, including, without limitation, those specifically set forth on Schedule 8.2.8, and the filing required pursuant to the provisions of the HSR Act.

              9.      Mutual Covenants.

                      9.8 Section 338 Election. Upon consummation of the transactions contemplated by this Agreement, Seller and Buyer each agree to make a joint election under Sections 338(h)(10) and 338(g) of the Internal Revenue Code of 1986 and any corresponding election available under state or local tax law provisions of each state in which Seller or Buyer files an income or franchise tax return (collectively, a "Section 338(h)(10) Election"), with respect to the sale and purchase of the Shares. The parties will make the
Section 338(h)(10) Election in accordance with, and pursuant to, the provisions of the Tax Matters Agreement.


                      9.9 Public Statements. From the date of this Agreement to the Closing Date, the parties hereto will not make, issue or release any oral or written public announcement or statement concerning, or acknowledge of the existence of, or reveal the terms, conditions and status of, any of the transactions contemplated by this Agreement, without first obtaining the prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement by the other party, which approval or concurrence will not be unreasonably withheld or delayed.

                      9.10 Assumption of Certain Potential Environmental Liability of the Company by the Buyer and Seller; Mutual Release. The parties agree that this Section 9.3 is intended merely to provide an allocation of potential exposure as between the parties hereto, and nothing in this Section
9.3 or Section 3.23 shall be deemed to constitute an admission of any liability, responsibility, wrongful or negligent conduct or bad faith by any of the parties hereto, except for the purposes of establishing obligations between Buyer and Seller for the purposes of this Agreement.

                               9.10.1  Seller's Assumption.  Upon the terms and
subject to all of the conditions contained herein, and for the consideration Seller has received from Buyer in Section 9.3.2 and elsewhere pursuant to this Agreement, Seller agrees that Seller shall assume, satisfy and undertake all responsibility and potential liability when due, for, and to indemnify Buyer and the Company against, any liability which may be imposed upon Buyer, Seller, or the Company with respect to (i) any matter disclosed on Schedule 3.23 hereto, and (ii) any other environmental matters, whether currently known or unknown, which arise out of, relate to, or are based upon the operations of the Company prior to the time of the Closing or the act or omission of the Company or any predecessor thereof prior to the time of Closing.

                               9.10.2  Buyer's Assumption.  Upon the terms and
subject to all of the conditions contained herein, and for the consideration Buyer has received from Seller in Section 9.3.1 and elsewhere pursuant to this Agreement, Buyer agrees that Buyer shall assume, satisfy and undertake all responsibility and potential liability when due, for, and to indemnify Seller against, any liability which may be imposed upon Buyer, Seller, or the Company with respect to any environmental matters which may arise out of, relate to, or are based upon the operations of the Company or any successor thereto after the time of Closing.

                               9.10.3  Mutual Covenants.  With respect to any
environmental matter for which both Seller and Buyer are responsible pursuant to Section 9.3.1 and 9.3.2, Buyer and Seller agree that such liability shall be shared and allocated on mutually acceptable equitable basis, to be agreed upon between the parties at such time or, in the absence of such agreement, as determined by a court of competent jurisdiction.

                               9.10.4  Relation to Section 3.23.  In order to
avoid any circumvention of the provisions of Section 9.3 through the assertion of breach of warranty claims under Section 3.23, Buyer agrees that it will not be entitled to any damages for breach of warranty or representation under
Section 3.23 unless Buyer can demonstrate by clear and convincing evidence that Seller's breach was wilful or grossly negligent.

                      9.11 Other Actions. Each party hereto agrees to execute and to deliver such instruments, in form and substance mutually agreeable to the parties, as the other party may reasonably require in order to carry out the terms of this Agreement or the transactions contemplated by this

Agreement.

                      9.12 All Reasonable Efforts. Each party hereto will use those efforts that a prudent person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible in order to cause all conditions to the consummation of the transactions contemplated by this Agreement to be satisfied, and shall not take any action that would cause any of its representations and warranties in this Agreement not to be true and correct as of the Closing Date.

              10.     Indemnifications.

                      10.8     Seller's Promise to Indemnify.  Subject to
Section 10.4 hereof, Seller agrees to indemnify, defend and hold harmless Buyer against any and all losses, claims, liabilities, damages, actions, costs or expenses, including without limitation attorneys' fees and costs, arising from, in connection with or with respect to the following items (the "Indemnified Losses"): (i) any misrepresentation, breach or inaccuracy of any representation or warranty set forth in Section 3 hereof; (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Seller under this Agreement; (iii) any breach by Nestle U.S.A., Inc. of its obligations under the NonCompetition Agreement and (iv) any ERISA Affiliate Plan (other than liabilities arising with respect to such plans with respect to benefits for the employees of the Company), including but not limited to any liability (x) to the PBGC under Title IV of ERISA, (y) relating to a Multiemployer Plan, and (z) with respect to non- compliance with the notice and benefit continuation requirements of COBRA, to the extent such liabilities in this clause (iii) are attributable to the operations (including obligations with respect to employees) of any ERISA Affiliate prior to the Closing Date; provided, however, that as a condition precedent to any indemnification pursuant hereto, other than for title to the Shares, the Indemnitor (as hereinafter defined) shall have received written notice of a claim from the Indemnified Party (as hereinafter defined) pursuant to Section 10.3 within eighteen (18) months from the Closing Date; provided, further, that as a condition precedent to any indemnification pursuant to (iii) above, the Indemnitor shall have received written notice of a claim from the Indemnified Party pursuant to Section 10.3 within thirty-six (36) months from the Closing Date; and provided, further, that any claim for indemnity under clause (iv) above must be made on or prior to the 60th day after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) and is not subject to Section 10.4 hereof.

                      10.9 Buyer's Promise to Indemnify. Buyer agrees to indemnify, defend and hold harmless Seller against any and all losses, claims, liabilities, damages, actions, costs or expenses, including without limitation attorneys' fees and costs, arising from, in connection with or with respect to the following items (the "Indemnified Losses"): (i) any misrepresentation, breach or inaccuracy of any representation or warranty set forth in Section 4 hereof; (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Buyer under this Agreement; or (iii) any loss, cost, claim, liability or expense arising out of the operation or ownership of the Company or the Company's business from and after the Closing Date, provided, however, that as a condition precedent to any indemnification pursuant to (i) or (ii) above, the Indemnitor shall have received written notice of a claim from the Indemnified Party pursuant to Section 10.3 within eighteen (18) months from the Closing Date.

                      10.10 Procedure for Indemnification. If there is asserted any claim, liability or obligation that in the judgment of a party indemnified above (the "Indemnified Party") may give rise to any Indemnified Losses, or if the Indemnified Party determines the existence of the foregoing, whether or not the same shall have been asserted, such Indemnified Party shall give the party from whom indemnity is sought (the "Indemnitor") notice within thirty (30) business days of the assertion of any claim, liability or obligation, or within ten (10) business days of receipt of notice of the filing of any lawsuit based upon such assertion, or, with respect to a claim not yet asserted against the Indemnified Party, promptly upon the determination by an executive officer of the Indemnified Party of the existence of the same, and shall give the Indemnitor a reasonable opportunity of assuming the defense of such claim, liability or obligation, using counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in such defense, except that if the Indemnified Party retains separate counsel, other than in the event of a conflict of interest requiring the retention of separate counsel, the Indemnified Party shall assume the expense of the separate counsel. Failure by the Indemnified Party to give timely notice pursuant to this Section 10.3 shall not





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
relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually prejudiced by such failure to give timely notice. No settlement or adjustment shall be made without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. If the Indemnitor fails to contest in good faith any such claim, liability or obligation, the Indemnified Party shall have the right to defend, settle or pay the same and pursue its remedies against the Indemnitor hereunder. The Indemnified Party shall cooperate with the Indemnitor in any such defense which the Indemnitor elects to assume in the event the Indemnitor makes such request to the Indemnified Party and such request is reasonable, provided the Indemnitor shall hold the Indemnified Party harmless from all of its out-of-pocket expenses, including attorneys' fees, incurred in connection with the Indemnified Party's cooperation. In the event of a disagreement among the parties as to whether any claim, liability or obligation may give rise to an Indemnified Loss, then the Indemnified Party shall have the right to defend, settle or pay the same, or to pursue its remedies against Indemnitor hereunder; provided, however, the Indemnitor shall have the right to participate in such defense and no settlement or adjustment shall be made without Indemnitor's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding any provision in Section 10 to the contrary, to the extent the Indemnified Party (i) has received any income tax benefits on a net basis or
(ii) has collected any insurance payments with respect to a claim, liability or obligation which has given rise to an Indemnified Loss, then the Indemnitor shall reduce the amount otherwise payable to the Indemnified Party with respect to the Indemnified Loss by the amount of such tax benefit or insurance payment.

                      Notwithstanding anything contained elsewhere in this
Section 10.3, if an offer of compromise is received by the Indemnitor with respect to a claim related to any of the Indemnified Losses, such Indemnitor may notify the related Indemnified Party in writing of the Indemnitor's willingness to compromise or settle such claim on the basis set forth in such notice. If the Indemnified Party declines to accept such compromise or settlement, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnitor, at the Indemnified Party's sole expense. In such event, the obligation of the Indemnitor to the Indemnified Party with respect to such claim shall be equal to the lesser of: (i) the amount of the offer of compromise or settlement which the Indemnified Party declined to accept, and (ii) the actual out-of-pocket amount the

Indemnified Party is obligated to pay as a result of the Indemnified Party's continuing to contest such such claim. An Indemnitor shall be entitled to recover (by setoff or otherwise) from an Indemnified Party any additional expenses incurred by the Indemnitor as a result of the Indemnified Party's decision to continue to contest such claim.

                      10.11 Limitations on Seller's Liability. Except as provided in Section 10.3, and except as to those obligations assumed under
Section 9.3.1, Seller shall only be liable under and with respect to this Agreement and the transactions contemplated hereby from and after the time, if ever, that the aggregate Indemnified Losses sustained by Buyer exceeds the sum of Five Hundred Thousand Dollars ($500,000). Thereafter the Seller's liability shall extend to the full amount of the losses including the first $500,000 amount. The Seller's maximum liability under and with respect to this Agreement, the transactions contemplated hereby or any claims (whether in tort, contract or otherwise) associated herewith shall be that sum equal to the amount of the Net Assets of the Company set forth on Schedule 3.6 hereto and Buyer shall not be entitled to recover any amounts in excess of this amount.

              11.     General Provisions.

                      11.8 Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties taken as a whole without regard to reference to a specific section of this Agreement.

                      11.9 Further Assurances. Each party hereto will, from time to time after the Closing, execute and deliver, and use all reasonable efforts to cause other persons to execute and deliver, any such further documents and instruments, and will do or use all reasonable efforts to cause to be done such other acts, as the other party may reasonably request more completely to consummate and make effective the transactions contemplated by this Agreement.

                      11.10 Notices. Notices and other communications provided for herein shall be in writing (including wire, telex, telecopy or similar writing) and shall be sent, delivered, telexed, or telecopied to:

                                 Seller:         TSC Holdings, Inc.
                                                 c/o Nestle U.S.A., Inc.
                                                 800 North Brand Boulevard
                                                 Glendale, California 91203

                                                 Attention: General Counsel


            with a copy to:        Morrison & Foerster
                                   555 West Fifth Street, Suite 3500
                                   Los Angeles, California 90013-1024
                                   Attention: Michael J. Connell, Esq.


                     Buyer:        The Morningstar Group Inc.
                                   5956 Sherry Lane
                                   Dallas, Texas 75225
                                   Attention: Mr. Tracy Noll


            with a copy to:        Weil Gotshal & Manges
                                   100 Crescent Court, Suite 1300
                                   Dallas, Texas 75201-6950
                                   Attention: R. Scott Cohen, Esq.

                      11.11 Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement, unless expressly so stated to the contrary.

                      11.12 No Third-Party Beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or the Company or any of their affiliates in respect of continued employment (or resumed employment) or otherwise, and no provision of this Agreement shall create any third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Plans.

                      11.13 Time is of the Essence. Time is of the essence in respect to all provisions of this Agreement in which a definite time for performance is specified, provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefit of any grace or use period provided for in this Agreement.

                      11.14  Entire Agreement.  Except as expressly
provided in Section 6, this Agreement and the schedules, exhibits and certificates specifically referred to herein or required to be delivered pursuant to the terms hereof represent the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

                      11.15 Section Headings. The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

                      11.16 Severability. In the event that any provision or any part of any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof.

                      11.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      11.18 Governing Law; Venue; Waiver of Jury Trial. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts executed and to be wholly performed in such State. Any action or proceeding arising out of or relating to this Agreement shall be venued in a federal or state court of appropriate subject matter jurisdiction located in Los Angeles, California, and the parties hereby consent to the personal jurisdiction of such courts. THE SELLER AND BUYER EACH AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE TRIED BEFORE A JUDGE AND THEY EACH EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL.

                      11.19 Expenses. Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. In addition, Seller shall be responsible for payment of the fees charged by Lazard Freres & Company in connection with this transaction.

                      11.20 Survival of Representations and Warranties. The respective representations and warranties of each party contained in Sections 3 and 4 of this Agreement shall: (i) not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party; and (ii) survive the Closing and the consummation of the transactions contemplated by this Agreement for eighteen (18) months following the Closing, at which time they shall be of no further force or effect, unless otherwise specified herein.

                      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.


Seller:                                     TSC HOLDINGS, INC.,

                                            a Delaware corporation



                                            By:________________________________

                                            Title:_____________________________



Buyer:                                      THE MORNINGSTAR GROUP INC.,

                                            a Delaware corporation



                                            By:________________________________

                                            Title:_____________________________